UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*



                         PROGENICS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    743187106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Investment Corporation
        ------------------------------------------------------------------------
            22-2514825
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                                  0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        2,107,881
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                             0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   2,107,881
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   2,107,881
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9               12.8%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    CO
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Group Holdings LLC
        ------------------------------------------------------------------------
            13-3862746
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                                0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        234,507
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                           0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   234,507
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   234,507
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9             1.4%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Paul Tudor Jones, II
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  USA
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                            546,125
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        2,342,388
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                       546,125
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   2,342,388
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   2,888,513
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9              17.5%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    IN
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Mark F. Dalton
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  USA
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                            123,000
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        2,358,888
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                       123,000
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   2,358,888
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   2,481,888
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9               15.1%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    IN
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            The Tudor BVI Global Portfolio Ltd.
        ------------------------------------------------------------------------
            98-0223576
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Cayman Islands
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                                  0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        1,820,068
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                             0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   1,820,068
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   1,820,068
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9               11.0%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    CO
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Arbitrage Partners L.P.
        ------------------------------------------------------------------------
            13-3496979
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                                0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        193,126
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                           0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   193,126
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   193,126
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9               1.2%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    PN
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Proprietary Trading, L.L.C.
        ------------------------------------------------------------------------
            13-3720063
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                               0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        25,981
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                          0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   25,981
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   25,981
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9             0.2%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
                                                   -----------------------------
--------------------------------------------------------------------------------

CUSIP No.  743187106
           ------------------------

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Global Trading LLC
        ------------------------------------------------------------------------
            13-3862744
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                   5)  Sole Voting Power                                0
                                         ---------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       6)  Shared Voting Power                        208,526
Owned by Each                               ------------------------------------
Reporting Person   -------------------------------------------------------------
With               7)  Sole Dispositive Power                           0
                                              ----------------------------------
                   -------------------------------------------------------------
                   8)  Shared Dispositive Power                   208,526
                                                --------------------------------
--------------------------------------------------------------------------------
                   9)  Aggregate Amount Beneficially Owned
                       by Each Reporting Person                   208,526
                                                --------------------------------
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                          ------------------------------------------------------
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9              1.3%
                                                       -------------------------
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
                                                   -----------------------------
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Progenics Pharmaceuticals, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              777 Old Saw Mill River Road
              Tarrytown, NY 10591

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Tudor Group Holdings LLC ("TGH")
              Paul Tudor Jones, II
              Mark F. Dalton
              The Tudor BVI Global Portfolio Ltd. ("Tudor BVI")
              Tudor Arbitrage Partners L.P. ("TAP")
              Tudor Proprietary Trading, L.L.C. ("TPT")
              Tudor Global Trading LLC ("TGT")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of each of TIC, TGH, TAP, TPT and TGT is:

                           1275 King Street
                           Greenwich, CT 06831

              The principal business office of each of Messrs. Jones and Dalton is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

              The principal business office of Tudor BVI is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).    Citizenship:

              TIC is a Delaware corporation
              Tudor BVI is a company organized under the laws of the Cayman Islands
              Messrs. Jones and Dalton are citizens of the United States TAP is a Delaware limited partnership
              TGH, TPT and TGT are Delaware limited liability companies

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              743187106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see ss.240.13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
          (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.       Ownership (as of December 31, 2003).

          (a) Amount Beneficially Owned: See Item 9 of cover pages

          (b) Percent of Class: See Item 11 of cover pages

          (c) Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     -----------------------------------------------------------

              (ii)   shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     -----------------------------------------------------------

              (iii)  sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     -----------------------------------------------------------

              (iv)   shared power to dispose or to direct the disposition of
                     See Item 8 of cover pages
                     -----------------------------------------------------------

          The shares of common stock ("Shares") reported herein as beneficially owned are owned directly by Tudor BVI (1,820,068 Shares), TAP (193,126 Shares), TPT (25,981 Shares), and TGT (15,400 Shares).

          Because TIC provides investment advisory services to Tudor BVI, TIC may be deemed to beneficially own the Shares owned by Tudor BVI. TIC expressly disclaims beneficial ownership of such Shares. TGH holds a majority of the equity interests of TGT and indirectly holds a majority of the membership interests of TPT. TGH is also the sole limited partner of

TAP. TGH expressly disclaims beneficial ownership of the Shares beneficially owned by each of such entities. TGT, as the sole general partner of TAP, may be deemed to beneficially own the Shares owned by TAP, and Mr. Dalton, as the sole general partner of D.F. Partners, a New York limited partnership, may be deemed to beneficially own the Shares owned by such entity. Each of TGT and Mr. Dalton expressly disclaim beneficial ownership of such Shares. Mr. Jones is the Chairman and principal equity owner of TIC and TGH. Mr. Jones expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities. Mr. Dalton is the President and an equity owner of TIC and TGH. Mr. Dalton expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities.

         The Shares reported herein under Items 5 and 7 of Mr. Jones' cover page include 4,600 Shares held directly by Mr. Jones' individual retirement account. The Shares reported herein under Items 5 and 7 of Mr. Dalton's cover page include 55,000 immediately exercisable options.



Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parents Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10. Certification.

               Not applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 Dated:      February 12, 2004

                                 TUDOR INVESTMENT CORPORATION


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel


                                 TUDOR GROUP HOLDINGS LLC


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel



                                        /s/ Paul Tudor Jones, II
                                 -----------------------------------------------
                                        Paul Tudor Jones, II



                                        /s/ Mark F. Dalton
                                 -----------------------------------------------
                                        Mark F. Dalton


                                 THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                 By:  Tudor Investment Corporation,
                                      Trading Advisor


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel

                                 TUDOR ARBITRAGE PARTNERS L.P.

                                 By:  Tudor Global Trading LLC,
                                      General Partner


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel


                                 TUDOR PROPRIETARY TRADING, L.L.C.


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel


                                 TUDOR GLOBAL TRADING LLC


                                 By:          /s/ Stephen N. Waldman
                                      ------------------------------------------
                                      Stephen N. Waldman
                                      Managing Director and Associate General
                                         Counsel